EXHIBIT 99.3

                               MEDIQ INCORPORATED,

                         MEDIQ INVESTMENT SERVICES, INC.

                                       and

                     FIRST FIDELITY BANK, N.A. PENNSYLVANIA,

                                 as Escrow Agent



                                ESCROW AGREEMENT



                                  July 30, 1993

              7 1/2% Exchangeable Subordinated Debentures Due 2003



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Escrow Agent and its successors as such, the Company, MIS and the Escrow Agent hereby agree as follows:

SECTION 1.  Deposit.

        The Company, simultaneously with the execution and delivery of this Agreement, is delivering to the Escrow Agent, irrevocably except as provided in
Section 7 hereof, to be held by the Escrow Agent hereunder certificates, registered in the name of the Escrow Agent or its agent or nominee, representing 2,254,902 shares of NutraMax Common Stock. The Company and MIS represent and warrant that MIS has good and lawful title to such shares, that such shares are fully paid and non-assessable, and that such shares are delivered free and clear of any liens, claims, charges and encumbrances. The Escrow Agent hereby acknowledges receipt of such certificates for 2,254,902 shares of NutraMax Common Shares and further acknowledges that it holds and will hold the NutraMax Common Stock and the proceeds thereof pursuant to and in accordance with the terms hereof and of the Indenture.

        The Company and the Escrow Agent recognize that the holders of the Debentures have an interest in the powers conferred on the Escrow Agent under this Agreement, and, except as provided in Section 8 hereof, such powers may not be revoked, amended or modified without the consent of the holders of at least a majority in principal amount of the Debentures at the time outstanding; provided that no revocation, amendment or modification shall affect adversely the right to exchange any Debentures for NutraMax Common Shares and other Escrowed Property (as defined below) at the then effective Exchange Rate and upon the terms set forth in Article Eleven of the Indebenture or reduce the aforesaid percentage of Debenture the holders of which are required to consent to any revocation, amendment or modification, without the consent of all the holders of all Debentures then outstanding.

        The shares of NutraMax Common Stock received by the Escrow Agent and retained for the benefit of the holders of the Debentures, together with such other securities, cash and other property as may be held by the Company for delivery to the Escrow Agent or delivered to the Escrow Agent in accordance with the Agreement and the Indenture, are herein sometimes referred to as the "Escrowed Property."

SECTION 2. Covenant by Escrow Agent.

        The Escrow Agent covenants and agrees to hold the Escrowed Property received by it pursuant to this Agreement for the purposes and upon the terms and conditions set forth in the Indenture and this Agreement.


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SECTION 3. Notification of Adjustment of Exchange Rate;
           Exchange of Debentures.

        The Company will notify the Escrow Agent in writing forthwith upon any adjustment of the Exchange Rate, and will, upon request, notify the Escrow Agent in writing of the Market Price (as defined in the Indenture) of the NutraMax Common Stock (or per unit Market Price of any other securities or property which is part of the Escrowed Property) as of any relevant date for the purpose of computing cash adjustments in respect of fractional interests. The Escrow Agent shall be under no duty or responsibility with respect to any such notice except to exhibit such notice from time to time to any holder of Debentures requesting inspection thereof.

        Upon surrender to the Escrow Agent of any Debenture (or a principal portion thereof which is an integral multiple of $1,000) for exchange in accordance with the terms thereof and of the Indenture, the Escrow Agent shall promptly (i) cause to be delivered, to or on the written order of the person for whose account such Debenture (or portion thereof) was to surrender for exchange, a certificate or certificates representing the number of shares of NutraMax Common Stock (or such other securities, property or cash as shall be added to such shares of NutraMax Common Stock or as such Nutramax Common Stock shall have been changed into as provided in Article 11 of the Indenture) deliverable upon the exchange of any such Debenture (or portion thereof), the property (other than securities or cash), if any, apportioned thereto, a check for any cash apportioned thereto and for any fractional interest in NutraMax Common Stock or other securities or property), (ii) deliver to the Trustee the Debenture so exchanged marked cancelled, and (iii) if only a portion of said Debenture is exchanged, obtain from the Trustee and deliver to or on the order of the person for whose account the Debenture was surrendered for exchange a new Debenture or Debentures for the principal amount thereof not exchanged; provided that if the Company elects to make a cash payment in lieu of exchange of NutraMax, Common Stock pursuant to Section 11.14 of the Indenture and if immediately available funds are simultaneously deposited with the Escrow Agent by the Company, the Escrow Agent shall pay to the holder of the Debentures so surrendered an amount in cash equal to the value of the NutraMax Common Stock for which such Debentures are exchangeable (based on the Market Price was defined in the Indenture) on the date of receipt by the Escrow Agent of the notice of exchange delivered by the holder of Debentures pursuant to Section
11.02 of the Indenture) and as set forth in Section 12 hereof, the Escrow Agent shall deliver to the Company such shares of NutraMax Common Stock which otherwise would have been delivered upon exchange to the holder.


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        In any case in which Section 11.04 of the Indenture shall require that an adjustment of the Exchange Rate be made immediately following a record date, the Escrow Agent may defer delivering to the holder of any Debenture surrendered for exchange after such record date the additional securities and other property deliverable upon such exchange: as a result of such adjustment until such additional securities and other property have been delivered to the Escrow Agent; and, in lieu of the additional securities and other property the delivery of which is so deferred, the Escrow Agent shall deliver to such holder due bills or other appropriate evidence (determined in the sole discretion of the Escrow Agent) of the right to receive such additional securities and other property.

SECTION 4. Division of Certificates; Payment of Taxes, Fees
           and Charges, and Cash Adjustments; Payment of
           Fractional Interest.

        The Company shall make, execute and deliver or cause to be made, executed and delivered any and all such instruments end assurances, and take all such further action, as may be reasonably necessary or proper to carry out the intention of or to facilitate the performance of the terms of this Agreement or to secure the rights and remedies hereunder of the holders of the Debentures. The Company shall pay (i) any and all documentary, stamp, transfer or similar taxes that may be payable in respect of the deposit of the shares of NutraMax Common Stock and the transfer or delivery of the Escrowed Property to holders of Debentures upon exchange thereof; (ii) any income or other taxes incurred by the Escrow Agent in its capacity as such for any reason (except for payment or accrual of its own fees); (iii) all out-of-pocket fees or charges of the Escrow Agent in connection with or arising out of the Agreement, the Indenture or any exchange of Debentures in accordance with the terms hereof and thereof; (iv) all cash adjustments in respect of fractions of shares of NutraMax Common Stock or other fractional units of property or other securities which the holders of Debentures may be entitled to receive upon exchange thereof (after giving effect to moneys received by the Escrow Agent from the sale of Escrowed Property for the purpose of paying for such fractional interests); and (v) cash in an amount equal to any losses on investments made pursuant to Section 6 of this Agreement to the extent necessary to maintain on deposit with the Escrow Agent funds equal from time to time to the aggregate amount of cash apportioned to all NutraMax Common Stock at each such time deliverable upon exchange of all Debentures then outstanding. Notwithstanding the foregoing, the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the delivery, upon an exchange of Debentures, of Escrowed Property in a name other than that in which the Debentures so exchanged were registered, and no such transfer or delivery shall be made unless and until the person requesting

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such transfer has paid to the Company or the Escrow Agent the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

        The Escrow Agent shall be authorized to, and, at the Company's direction, shall, sell any shares of NutraMax Common Stock or other securities or property which are part of the Escrowed Property held by it in order to obtain the funds necessary, or anticipated by it to be necessary, for payment of fractional interests with respect to Debentures delivered to it for exchange; provided that after any such sale, the number of shares of NutraMax Common Stock and any such other securities or property remaining on deposit with the Escrow Agent shall be sufficient to allow the exchange of all the then outstanding Debentures for shares of NutraMax Common Stock and other Escrowed Property on the basis of the then applicable Exchange Rate. If a sale of shares of NutraMax Common Stock to make cash payments for fractional shares is not permitted or if the funds obtained from such a sale are insufficient, then the Company shall furnish additional moneys to permit such payment in accordance with Section
11.03 of the Indenture.

SECTION 5. Voting of Escrowed Property.

        The Company shall have the full and unqualified right and power to exercise any rights to vote, or to give consents to take any other action in respect of, its shares of the NutraMax Common Stock or other securities which are part of the Escrowed Property, and the Escrow Agent shall have no duty to exercise any rights.

        The Escrow Agent or its nominee shall from time to time deliver, or cause to be delivered, to the Company in a timely fashion such proxies as may be necessary or appropriate to permit the Company to vote on each matter submitted to the holders of shares of NutraMax Common Stock of other securities which are part of the Escrowed Property.

SECTION 6. Investment of Cash.

        All cash received and retained by the Escrow Agent under Section 11.05 of the Indenture and Section 13 hereof shall be invested at the direction of the Company in a money market account of a domestic commercial bank, which may include the Trustee, having capital and surplus in exccess of $250 million or in securities issued or guaranteed by the United States of America or any agency or instrumentality thereof, provided that such obligations shall mature by their terms within 12 months following their purchase. The Company will be entitled to receive upon request any net income or gain on such investments, and the Company shall deposit with the Escrow Agent, as additional Escrowed Property, the amount of any losses realized

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in respect of such investments. The Escrow Agent shall not be responsible for any losses realized with respect to any investment made in accordance with a direction of the Company.

SECTION 7. Distribution of Escrowed Property to Company.

        The Escrow Agent shall cause any Escrowed Property which the Company is entitled to receive under Section 11.05 of the Indenture to be delivered to the Company.

SECTION 8.  Amendment or Modification of Agreement.

        The Company and the Escrow Agent may by mutual accord cure any ambiguity or correct or supplement any provision contained herein which may be inconsistent with any other provision contained herein or with any provision of the Indenture. Otherwise, except with respect to an amendment which is for one or more of the following purposes:

        (1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company herein contained;

        (2) to add to the covenants of the Company, for the benefit of the holders of the Debentures, or to surrender any right or power herein conferred upon the Company;

        (3) to comply with the requirements of Section 11.10 of the Indenture;
or

        (4) to make any other provisions with respect to matters or questions arising under this Agreement or the Indenture so long as such action shall not adversely affect the interest of the holders of the Debentures and provided that the Escrow Agent receives from the Company an Officers' Certificate (as defined in the Indenture) and an opinion of counsel, addressed to Escrow Agent, to the effect that such action will not adversely affect the interest of the holders of the Debentures;

This Agreement may not be amended or modified at any time without the written consent of the Escrow Agent, the written consent of the Company and the consent of the holders of not less than a majority of the outstanding aggregate principal amount of the Debentures. No amendment or modification shall adversely affect the right to exchange any Debentures for shares of NutraMax Common Stock and other Escrowed Property at the Exchange Rate and upon the terms set forth in
Article 11 of the Indenture or reduce the aforesaid percentage of Debentures the holders of which are required to consent to any amendment or modification, without the consent of all the holders of all Debentures then outstanding.


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SECTION 9. Duties and Obligations of Escrow Agent.

        (a) The Escrow Agent shall not at any time be under any duty or responsibility to any holder of Debentures to determine whether any facts exist which may require any adjustments of the Exchange Rate, or with respect the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment; and the Escrow Agent may conclusively rely as to all such matters upon the notice furnished by the Company or upon the absence of such notice. The Escrow Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares, of NutraMax Common Stock, or of any other securities or other property, which may at any time be issued or delivered upon the exchange of any Debenture; and the Escrow Agent makes no representation with respect thereto. The Escrow Agent shall not be responsible for any failure of the Company to comply with any of its covenants contained in this Agreement or in the Indenture.

        (b) The Escrow Agent, either directly or through its nominee, shall be under no duty or obligation to enforce, through the institution of legal proceedings or otherwise, any of its rights as the record owner (either directly or through its nominee) of the shares of NutraMax Common Stock or any other Escrowed Property either to secure possession of any cash or other securities or other property or otherwise to assert any rights or claims in the interest of any holder of Debentures, nor shall it be required to make independent inquiry as to as to any matter but can conclusively rely upon such written notice pertaining to the shares of NutraMax Common Stock or other securities or other property as it shall receive from the Company, the Trustee or from the issuer of any, of the securities held by it hereunder; provided that if the Escrow Agent shall be furnished with indemnity, in manner and form satisfactory to it, against losses or expenses which may be sustained or incurred by it in taking such action, the Escrow Agent shall take such action as may be specifically directed in writing by the Company, but the Escrow Agent shall have the right to decline to follow any such direction if it shall be advised by counsel that the actions so directed may not be lawfully taken or if the Escrow Agent shall in good faith determine that such action so directed would be prejudicial to the holders of Debentures.

        (c) The Escrow Agent shall be obligated to perform only such duties as are herein specifically set forth and shall have no duty or obligation to inquire into than terms or conditions of any other document. The Escrow Agent shall not be liable for any action taken, omitted or suffered by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, and may conclusively rely and shall be protected in acting or refraining from acting in reliance upon advice of

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counsel (which need not constitute an Opinion of Counsel, as defined in the
Indenture) or upon any certificate, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties; provided that the Escrow Agent shall not make any payment or deliver any Escrowed Property to the Company until delivery to the Escrow Agent of an Officers' Certificate as to compliance with the conditions precedent provided for in Section 11.05(h) of the Indenture. The Escrow Agent shall not be required to take any action hereunder which, in the opinion of its counsel, will be contrary to law.

        In the event the Escrow Agent is instructed by the Company to sell any securities (including any shares of Nutramax Common Stock) that constitute Escrowed Property, the Escrow Agent shall be entitled to an opinion of counsel (which counsel is satisfactory to the Escrow Agent), to the effect that the proposed sale of securities will not violate any applicable United States federal or state securities laws.

SECTION 10. Sales and Tenders of Escrowed Property.

        In the event that Article 11 of the Indenture permit the Company to direct the Escrow Agent to sell or tender any Escrowed Property, the Escrow Agent shall sell or tender such Escrowed Property in such manner as shall be set forth in written instructions concerning any such sale or tender which are given by the Company by means of an Officers' Certificate and shall remit the proceeds thereof as provided in such officers, Certificate. Such Officers' Certificate shall demonstrate to the reasonable satisfaction of the Escrow Agent that such sale or tender and such disposition of proceeds is permitted under the Indenture.

SECTION 11. Release or Sale of Excess Escrowed Property.

        To the extent Debentures are repurchased pursuant to Section 3.07 of the Indenture or redeemed pursuant to paragraph 5 of the Debentures, the Company shall be entitled, out of the Escrowed Property held by the Escrow Agent, to receive in a timely fashion such number of shares of NutraMax Common Stock and kind and amount of other Escrowed Property which otherwise would have been deliverable upon exchange to the holder of the repurchased or redeemed Debenture.

SECTION 12. Cash Equivalent.

        In lieu of delivering certificates representing shares of NutraMax Common Stock upon surrender of any Debenture for exchange in accordance with the terms thereof and of the Indenture, the Escrow Agent shall, if so directed by the Company within five Business Days following the receipt by the Escrow

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Agent and the Company of the holder's notice of exchange, pay to the holder in cash an amount equal to the Market Price (as defined in the Indenture) of the NutraMax Common Stock for which such Debenture is exchangeable, determined as of the date of receipt by the Escrow Agent of the notice of exchange relating to such Debenture plus any cash or other property which the holder of such Debenture shall be entitled to receive in accordance with the terms of the Indenture. Simultaneously with directing the Escrow Agent to make any such cash payment, the Company shall deposit with the Escrow Agent the cash so payable. After depositing the cash payable upon exchange of the Debentures, the Company shall be entitled, out of the Escrowed Property held by the Escrow Agent, to receive in a timely fashion such number of shares of NutraMax Common Stock which otherwise would have been delivered upon exchange to the holder.

SECTION 13. Interest Payments, Cash Dividends, Other
            Distributions and Subscription Rights.

        Promptly upon its receipt thereof, the Escrow Agent shall deliver to the Company all interest payments on any debt securities held for exchange by the Escrow Agent which are issued in exchange for NutraMax Common Stock pursuant to any merger or consolidation of NutraMax or in connection with the sale of all or substantially all of the assets of NutraMax and cash dividends received with respect to any shares of NutraMax Common Stock held by the Escrow Agent, to the extent that the Company is entitled to receive such dividends pursuant to the terms of the Indenture, in accordance with the terms of the Indenture.

        To the extent the Company receives any distribution of cash, securities or other property or if subscription rights, options, warrants or similar rights are granted to the Company (with respect to any securities or property held by the Escrow Agent) which, pursuant to the Indenture, are to be delivered (or sold and the proceeds delivered) on exchange of Debentures, the Company shall, except as expressly provided in the preceding paragraph, as soon as reasonably practicable after its receipt thereof, deliver such securities, other property, cash and rights to the Escrow Agent.

        On instructions of the Company, the Escrow Agent shall sell such rights, options, warrants, securities or other property received by it for cash, which cash proceeds, net of any tax payable by the Company, shall then be held for delivery on exchange of Debentures.

SECTION 14. Consolidation, Merger, etc., of the
            Company and MIS.

        (a) The Company and MIS hereby covenant and agree that, upon any consolidation or merger, or any sale, assignment

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transfer, lease, conveyance or other disposition of all or substantially all of its properties or assets other than a consolidation or merger in which the Company or MIS is the continuing corporation, the rights and obligations of the Company and MIS under this Agreement shall be expressly assumed, by a supplemental agreement reasonably satisfactory in form to the Escrow Agent, executed and delivered to the Escrow Agent, by the Person (as defined in the Indenture) formed by such consolidation, or with or into which the Company or MIS shall have merged or to which the assets of the Company or MIS shall have been sold, assigned, transferred, leased, conveyed or otherwise disposed.

        (b) In the case of any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's or MIS's properties or assets referred to in subsection (a) hereof, and upon the execution and deliver to the Escrow Agent of the supplemental agreement referred to therein by the successor or acquiring Person, such successor or acquiring Person shall succeed to the rights and obligations of and be substituted for the Company or MIS under this Agreement, with the same effect as if such Person had been named herein as that Company or MIS, and in the event of any such sale, assignment, transfer, lease, conveyance or other disposition, the Company or MIS shall be discharged from all obligations and covenants under this Agreement.

SECTION 15. Reliance on Information Supplied.

        The Escrow Agent may conclusively rely on the contents of any Officers' Certificate furnished hereunder and, in delivering any such certificate, the Company may rely on information furnished to the Company by the Escrow Agent as to the quantity and identity of NutraMax Common Stock and other Escrowed Property delivered to holders of Debentures upon exchange thereof. The Escrow Agent will furnish on request to the Company such information as to the Escrow Agent's holdings and as to Escrowed Property delivered to holders of Debentures upon exchange thereof.

SECTION 16. Expenses and Indemnification of the Escrow Agent.

        The Company covenants and agrees to pay to the Escrow Agent from time to time, and the Escrow Agent shall be entitled to, compensation, as mutually agreed by the Company and the Escrow Agent, and the Company will pay or reimburse the Escrow Agent upon its request for all out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in accordance with any of the provisions of this Agreement (including the out-of-pocket compensation and the expenses and disbursements of its counsel and of all persons not regularly in

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its employ) except any such expense, disbursement or advance as may arise from its gross negligence or misconduct. The Trustee and the holders of the Debentures shall not be liable for any expenses or compensation of the Escrow Agent and no charge shall be made for such expenses or compensation against the Escrowed Property.

        The Company and MIS hereby agree, jointly and severally, to indemnify the Escrow Agent, its, officers, employees and agents and hold it and them harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, which it or they may incur or with which it or they may be threatened by reason of its acting under this Agreement, except in the case of the Escrow Agent's own willful misconduct or gross negligence; and in connection therewith to indemnify the Escrow Agent, its officers, employees and agents against any and all expenses, including attorneys' fees and expenses and the cost of defending any action, suit or proceeding or resisting any claim.

SECTION 17. Resignation or Removal of the Escrow Agent.

        (a) The Escrow Agent may at any time resign by giving 60 days' written notice of resignation to the Company and the Trustee. The Company may at any time remove the Escrow Agent by giving like written notice of removal to the Escrow Agent and the Trustee. The holders of a majority in principal amount of the Debentures at the time outstanding may at any time remove the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which in each case shall be a bank or trust company having surplus and capital of at least $50,000,000, shall be appointed by the Company by written instrument executed and delivered to the Escrow Agent and to such successor Escrow Agent, a copy of which shall be delivered by the Company to the Trustee.

        (b) Any resignation or removal of the Escrow Agent and any appointment of a successor Escrow Agent pursuant to any of the provisions of this Agreement shall become effective upon acceptance of appointment by the successor as provided in Section 18 hereof.

SECTION 18. Acceptance by Successor Escrow Agent.

        Any successor Escrow Agent appointed as provided in Section 17 of this Agreement shall execute, acknowledge and offer to the Company and to its predecessor Escrow Agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all the right, title and interest to all property held hereunder, and all

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other rights, powers, duties and obligations hereunder, of such predecessor
Escrow Agent; but nevertheless such predecessor Escrow Agent shall forthwith deliver to such successor Escrow Agent physical possession of the certificates evidencing the NutraMax Common Stock and of all other Escrowed Property, and such predecessor Escrow Agent shall, on the written request of the Company or such successor Escrow Agent and upon payment of any amounts then due it pursuant to the provisions of Section 16 hereof, execute and deliver to such successor Escrow Agent an instrument transferring to such successor Escrow Agent all right, title and interest hereunder in and to the NutraMax Common Stock and the other Escrowed Property, and all other rights and powers hereunder, of such predecessor Escrow Agent.

SECTION 19. Succession by Consolidation, Merger, etc.

        Any Person into which the Escrow Agent may be merged converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any Person succeeding to the business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation shall be eligible under Section 17 hereof.

SECTION 20. Termination of Agreement.

        This Agreement shall terminate when the rights of all holders of Debentures under the Indenture to surrender Debentures for exchange pursuant to
Article 11 of the Indenture shall have expired or been terminated and when all other obligations of the Company shall have been satisfied under this Agreement, which termination or expiration and satisfaction shall be evidenced by an officer's Certificate of the Company to that effect. Upon termination of this Agreement pursuant to this Section 20, any NutraMax Common Stock and any other Escrowed Property remaining in the hands of the Escrow Agent hereunder which are not required for the exchange of Debentures previously duly surrendered and duly accepted for the exchange shall be delivered by the Escrow Agent to the Company.


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SECTION 21. Notices.

        Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

       If to the Company:

                MEDIQ Incorporated
                One MEDIQ Plaza
                Pennsauken, New Jersey  08110

                Attention:  President,
                with a copy to the legal department

       If to the Escrow Agent:

                First Fidelity Bank, N.A., Pennsylvania
                123 S. Broad Street
                Philadelphia, PA 19109


                Attention:  Corporate Trust Administration

        The Company or the Escrow Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

        Any notice or communication mailed to a holder of Debentures shall be mailed by first-class mail, postage prepaid, to such holder at such holder's address as it appears on the registration books of the registrar for the Debentures and shall be sufficiently given to such holder if so mailed within the time prescribed.

        Failure to mail any notice or communication to a holder of Debentures or any defect in it shall not affect its sufficiency with respect to other holders of Debentures. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 22. Benefits of Agreement.

        Nothing in this Agreement or the Debentures, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto, the holders of Debentures as such and the Trustee as such holders' representative, any legal or equitable right, remedy or claim under any covenant, condition or provision herein contained, all the covenants, conditions and provisions contained in this Agreement being for the sole benefit of the parties hereto, the

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holders of the Debentures as such and the Trustee as such holders'
representative.

SECTION 23. Headings.

        The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation of this Agreement.

SECTION 24. Choice of Laws.

        This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their respective corporate seals to be affixed hereto by duly authorized officers as of this day and year first above written.

                                    MEDIQ INCORPORATED

                                    By:  /s/ Donald Gleklen
                                        --------------------------------

                                    MEDIQ INVESTMENT SERVICES, INC.

                                    By:  /s/ Donald Gleklen
                                        --------------------------------

                                   FIRST FIDELITY BANK, N.A.
                                     PENNSYLVANIA,
                                   as Escrow Agent


                                   By:  /s/ George J. Rayzis
                                        --------------------------------

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